Exhibit 3.5
LIMITED LIABILITY COMPANY AGREEMENT
OF
MEMORIAL PRODUCTION PARTNERS GP LLC
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated effective as of April 27, 2011, is made by and among Memorial Production Partners GP LLC, a Delaware limited liability company, and the entity listed below as the sole member of the Company.
     1. Formation. Memorial Production Partners GP LLC (the “Company”) was formed as of April 27, 2011 as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act, as amended (the “Act”).
     2. Term. The Company shall have a perpetual existence.
     3. Purposes; Powers. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall have all of the powers to conduct such business as permitted under the Act.
     4. Member. Memorial Resource Development LLC, a Delaware limited liability company, is the sole member of the Company (the “Member”).
     5. Allocation of Profits and Losses. The Member shall receive the allocation of all profits, losses, gains, deductions and credits with respect to the operations of the Company.
     6. Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     7. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.
     8. Management.
     (a) Except as otherwise expressly provided in this Agreement, all authority of the Company shall be vested in, and all decisions relating to the management and business affairs of the Company shall be made by, the Board of Directors of the Company (the “Board”). The Board shall initially be composed of two members (the “Directors”) — John A. Weinzierl and Kenneth A Hersh. The Directors, and any other appointed Director, shall be designated as the “managers” of the Company within the meaning of the Act. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Board shall have full power and authority to do, and to direct the officers to do, all things on such terms as it determines to be necessary or appropriate to conduct the business of the Company. The Board may from time to time delegate to one or more persons such authority as the Board may deem advisable and may elect one or more persons as a president, vice president, secretary, treasurer or any other title of an officer of the company as determined by the Board to act on behalf of the Company with respect to any matter or matters delegated to such person by the Board. No officer need be a resident of the State of Delaware. In the event the Board appoints a person as an officer of the Company, the Board shall be deemed to have assigned and may thereafter assign titles to particular officers. Unless the Board decides otherwise, all officers of the Company, as between themselves and the Company, shall have such authority, perform such duties and manage the Company as provided below.
          (i) President. The President shall have responsibility for the active, executive management of the operations of the Company, subject however to the control of the Board. The President shall, in general, perform all duties incident to the office of president and such other duties as from time to time may be assigned to him or her by the Board.
          (ii) Vice President. Any Vice President shall have such powers and perform such duties as the Board may from time to time prescribe or as the President may from time to time delegate to him or her. At the request of the President, the Vice President may temporarily act in place of the President. In the case of the death, absence, or inability to act of the President, the Board may designate the Vice President to perform the duties of the President.
          (iii) The Secretary. The Secretary shall keep or cause to be kept the minutes of any Company meetings; shall see that all notices are duly given in accordance with the provisions of applicable law; shall be custodian of the records and, in general, shall perform all duties incident to the office of the secretary and such other duties as may from time to time be assigned by the Board or by the President.
          (iv) Treasurer. The Treasurer shall be the principal financial officer of the Company; shall have charge and custody of and be responsible for all funds of the Company and deposit all such funds in the name of the Company in such banks, trust companies or other depositories as shall be selected by the Board; shall receive and give receipts for moneys due and payable to the Company from any source; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned by the Board or by the President. The Treasurer shall render to the President and the Board, whenever the same shall be required, an account of all transactions accomplished as treasurers and of the financial condition of the Company.
          (b) Each Director shall hold office until his successor is duly elected or until his removal, death or resignation. Any Director may be removed from the Board, with or without cause, by the Member.
9. Meeting of the Board; Written Consents.
     (a) Meetings of the Board shall be held at the principal executive office of the Company or at any place, within or without the State of Delaware, and at such date and time as the Board may from time to time elect, for the transaction of any business authorized to be transacted by the Board.

     (b) Regular meetings of the Board shall be held at such times and places as may be fixed from time to time by resolution adopted by the Board and communicated to all Directors. Except as otherwise provided by statute, the Certificate, or this Agreement, any and all business may be transacted at any regular meeting. Except as may be otherwise expressly provided by statute, the certificate of formation (the “Certificate”) or this Agreement, neither the business to be transacted at, nor the purpose of, any regular meeting of the Board need be specified in the notice or waiver of notice of such meeting.
     (c) Special meetings of the Board may be called by any Board member. The Person(s) calling a special meeting may designate any place, either within or outside the State of Delaware, as the place of special meeting. If no designation is made, the place of meeting shall be the principal executive office of the Company. Except as may be otherwise expressly provided by statute, the Certificate or this Agreement, neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in the notice or waiver of notice of such meeting.
     (d) Any and all Board members may participate in an annual or special meeting by the use of any means of communication by which all Board members participating may simultaneously speak to and hear each other during the meeting. A Board member participating in a meeting by this means is deemed to be present in person at the meeting.
     (e) All of the outstanding Board members represented in person or by telephone or other electronic communication shall constitute a quorum at any meeting of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
     (f) Notice of the place, day and hour of any meeting shall be given not less than five business days before the date of the meeting, in the case of any regular meeting, and 48 hours before the date of the meeting, in the case of any special meeting. Any such notice may be delivered to each Director either personally or by facsimile, electronic transmission (including email) or overnight courier. When notice is required to be given to any Board member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice.
     (g) The unanimous vote of the Board members shall be the act of the Board, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Certificate or by this Agreement.
     (h) All actions with respect to the Company may be taken without a meeting of the Board; provided, however, that any such action is evidenced by one or more written consents describing the action taken, signed by all of the Directors and delivered to the Company for filing with the Company records.

     (i) The Board shall have the power to appoint any committees as it may deem advisable and may delegate such authority to such committees as is not inconsistent with the Act. The members of such committees shall serve at the pleasure of the Board.
     (j) The compensation of the members of the Board shall be fixed from time to time by the Board, and no Board member shall be prevented from receiving such compensation by reason of the fact that he is also a Member.
     10. Tax Matters. The Company and the Member shall comply with all requirements of the Internal Revenue Code of 1986, as amended, with respect to the Company. In this regard, the Company shall be disregarded as an entity separate from the Member for federal tax purposes as provided in Treasury Regulations Section 301.7701-3.
     11. Indemnification. To the extent allowed under the laws of the State of Delaware, the Company shall indemnify the Member, the Directors, officers and managers (individually, “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Company as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED THE SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF SUCH INDEMNITEE, unless it is established that: (a) the act or omission of such Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (b) such Indemnitee did not reasonably believe that it was acting in the best interests of the Company; (c) such Indemnitee actually received an improper personal benefit in money, property or services; or (d) in the case of any criminal proceeding, such Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that such Indemnitee did not meet the requisite standard of conduct set forth in this Section 11. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 11. Any indemnification pursuant to this Section 11 shall be made only out of the assets of the Company, including insurance proceeds, if any.
     12. Transfers. The Member may freely transfer all or any part of its membership interest in the Company at any time. Any such transferee shall become an additional or substituted member of the Company, as applicable, with full rights of a member as set forth herein and in the Act.
     13. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect or as may be required under the Act. No other event will cause the Company to dissolve.

     14. Amendment. This Agreement may be amended, supplemented or restated at any time by and with the consent of the Member.
     15. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).
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     IN WITNESS WHEREOF, the undersigned parties hereto have executed this Agreement as of the day and year first above written.

SOLE MEMBER MEMORIAL RESOURCE DEVELOPMENT LLC
By:	/s/ John A. Weinzierl
	Name:	John A. Weinzierl
	Title:	President and Chief Executive Officer

LIMITED LIABILITY COMPANY AGREEMENT OF MEMORIAL PRODUCTION PARTNERS GP LLC
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